Exhibit 5.7

[Letterhead of George E. Henries]

       June 29, 2010

General Maritime Corporation
299 Park Avenue
New York, NY 10171

Ladies and Gentlemen:

We have acted as Liberian counsel to General Maritime Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), and each of its wholly owned Liberian subsidiaries listed in Schedule 1 hereto (the “Additional Registrants”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-166280) ( the “Registration Statement “), filed by the Company with the United States Securities and Exchange Commission, pursuant to which the Company is registering (i) $300,000,000 aggregate principal amount of its 12% Senior Notes due 2017 (the “Series B Notes”) to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Series A Notes”) in a registered exchange offer as contemplated by the Registration Statement and (ii) the guarantees (the “Subsidiary Guarantees”) of each of the subsidiary guarantors listed on Schedule 1 hereto (the “Subsidiary Guarantors”) of the Series B Notes. The Series A Notes were issued, and the Series B Notes will be issued, under an Indenture dated as of November 12, 2009 (the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon, as trustee.

We have made such inquiries and reviewed such documents and records as we have  deemed  necessary or  appropriate as a  basis for our opinion.  We have also relied  upon  the  statements,  representations  and  certificates  of  officers  or  other representatives of the Additional Registrants, public officials and others as to factual matters only.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Indenture and the Subsidiary Guarantee of each Additional Registrant has been duly authorized by such Registrant.

We express no opinion as to any laws other than the laws of the Republic of Liberia (the “Relevant Laws).  The opinions expressed herein are based upon the   Relevant Laws and  interpretations  thereof in  effect on the  date hereof, and the facts and circumstances  in existence  on the date  hereof,  and we  assume  no  obligation  to revise or supplement this  opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the  Registration Statement and to the use  of our name  under the caption “Legal  Matters” in the prospectus included in the Registration  Statement.  In giving  this consent, we do not thereby admit that we are within the category of  persons whose  consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ George E. Henries
George E. Henries

Schedule 1

Additional Registrants

GMR Agamemnon LLC
GMR Ajax LLC
GMR Constantine LLC
GMR Defiance LLC
GMR Harriet G. LLC
GMR Kara G. LLC
GMR Minotaur LLC
GMR Princess LLC
GMR Progress LLC
GMR Revenge LLC
GMR Strength LLC